Exhibit 5.8

18 May 2018

Matter No.:956225

+1 284 852 1119

anton.goldstein@conyersdill.com

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Dear Sir / Madam,

Re:                             Red Back Mining (Ghana) Limited (“RBMGL”)

White Ice Ventures Limited (“WIVL”)

(together, the “Companies”, and each, a “Company”)

We have acted as special British Virgin Islands legal counsel to Red Back Mining (Ghana) Limited incorporated in the British Virgin Islands with company number 320508, and White Ice Ventures Limited is incorporated in the British Virgin Islands with company number 521800, in connection with a registration statement on Forms F-10 and S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 May 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933 of US$500,000,000 aggregate principal amount of 4.50% senior notes due 2027 (the “New Notes”) of Kinross Gold Corporation (“Kinross”), unconditionally guaranteed by certain subsidiaries of Kinross, pursuant to an exchange offer by Kinross for a like principal amount of Kinross’ outstanding notes, pursuant to that certain Indenture dated 22 August 2011, as amended or supplemented from time to time, among Kinross, the Guarantors, and Wells Fargo Bank, National Association, as trustee (as such capitalized terms are defined therein) (the “Indenture”).

For the purposes of giving this opinion, we have examined the following documents:

(i)                                     a pdf copy of the executed Registration Statement;

(ii)                                  a pdf copy of the executed Indenture; and

(iii)                               a draft form of guarantee to be given by each Company (the “Guarantee”).

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of RBMGL, as obtained from the Registrar of Corporate Affairs on 16 May 2018, the certificate of incorporation, the memorandum of association and the articles of association of WIVL, as obtained from the Registrar of Corporate Affairs on 16 May 2018, resolutions in writing signed by all the directors of the RBMGL and dated 19 August 2016, 28 June 2017 and 11 May 2018, resolutions in writing signed by the sole shareholder of the RBMGL and dated 1 September 2016, 28 June 2017 and 17 May 2018, resolutions in writing signed by all the directors of the WIVL and dated 1 September 2016, 28 June 2017 and 17 May 2018, resolutions in writing signed by the sole shareholder of the WIVL and dated 28 June 2017 and 11 May 2018, (collectively, the “Resolutions”), a certificate of good standing in respect of RBMGL issued by the Registrar of Corporate Affairs and dated 16 May 2018, a certificate of good standing in respect of WIVL issued by the Registrar of Corporate Affairs and dated 16 May 2018; a certificate issued by TMF (B.V.I.) Ltd. in its capacity as registered agent of RBMGL and dated 16 May 2018, and a certificate issued by Harneys Corporate Services Limited in its capacity as registered agent of WIVL and dated 16 May 2018 (together, the “Registered Agents’ Certificates”, and each a “Registered Agent’s Certificate”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Companies, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Companies, and the physical delivery thereof by the Companies with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that each Company and its subsidiaries (if any) do not own an interest in any land in the British Virgin Islands; (h) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (j) the validity and binding effect under the Foreign Laws of the submission by each Company pursuant to the Documents to the jurisdiction of the courts of the State of New York (the “Foreign Courts”); (k) that on the date of entering into the Documents each Company is, and after entering into the Documents each Company is and will be able to, pay its liabilities as they become due; (l) none of the parties to the Documents are carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands; and (m) that the contents of the Registered Agents’ Certificates (and documents provided therewith) are true and correct as of the date hereof and as of the date hereof.

The obligations of each Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e)  may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of each Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      Each Company is duly incorporated and existing under the laws of the British Virgin Islands and is in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.                                      Each Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents.

3.                                      The execution and delivery of the Documents by each Company and the performance by each Company of its obligations thereunder will not violate the memorandum of association or articles of association of each Company nor any applicable law, regulation, order or decree in the British Virgin Islands.

4.                                      No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with British Virgin Islands law.

5.                                      Each Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents.

6.                                      The Registration Statement and Indenture have been duly authorised, executed and delivered by or on behalf of each Company, and constitute the valid and binding obligations of each Company in accordance with the terms thereof. The Guarantee has been duly authorised by each Company and when duly executed and delivered by or on behalf of each Company, will constitute the valid and binding obligations of each Company in accordance with the terms thereof.

7.                                      Based solely on a search of the public records in respect of the Companies maintained at the offices of the Registrar of Corporate Affairs at 10.28 a.m. on 16 May 2018 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the High Court Registry, Road Town, Tortola, British Virgin Islands conducted at 2.23 p.m. on 16 May 2018 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Companies, nor any legal proceedings pending in the British Virgin Islands to which the Companies are subject.  Further, based solely on the search of the public records in respect of the Companies maintained at the offices of the Registrar of Corporate Affairs mentioned above, no details have been registered of any steps taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Companies (however, it should be noted that (i) failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver and (ii) in the case of the appointment of a liquidator, notice of the appointment of a liquidator may be filed up to 14 days after the actual appointment).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN

Conyers Dill & Pearman